Exhibit 99.8

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO THE MAKER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

                           CONVERTIBLE PROMISSORY NOTE

$500,000.00                                                  December 17, 2002
                                                            Columbia, Maryland

         For value received Essex Corporation, a Maryland corporation ("Maker"), promises to pay to the Hannon Family, LLC ("Holder") the principal sum of $500,000.00 with simple interest on the unpaid balance of the principal amount from the date hereof until the maturity of this promissory note (whether by acceleration, declaration, extension, or otherwise) at the rate of Ten Percent (10%) per annum ("Interest Rate").

         1. The Maturity Date of this Note shall be December 31, 2004.

         2.  Interest  shall be calculated on the basis of a three hundred sixty
(360) days per year factor applied to the actual days on which there exists an outstanding and unpaid principal balance.

3. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal.

4. Subject to the conversion provisions of Section 5 and the acceleration provisions of Section 8 below, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the Maturity Date.

5. At any time prior to or on the Maturity Date at its option, the Holder may convert this Note, in whole or in part, into shares of the Maker's Common Stock at a conversion price equal to $2.60 (the "CONVERSION PRICE") (I.E., that number of shares derived from that portion of outstanding principal desired to be converted divided by 2.6). If the holder converts this Note to Maker's Common Stock, no interest shall be paid. In the event that the Maker effects a stock split, stock dividend, recapitalization, or similar event, then the Conversion Price shall be correspondingly adjusted to give the Holder, upon conversion, that number, class, and kind of shares as the Holder would have owned had this Note been converted prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment. Holder's right to convert hereunder shall terminate on the Maturity Date.

         6. Notwithstanding any other term of this Note whatsoever, the indebtedness evidenced by this Note shall at all times be senior in right of payment to any payment of any Junior Indebtedness. "JUNIOR Indebtedness" shall mean, unless expressly made senior to or on a parity with the amounts due under this Note, any and all amounts of Maker's indebtedness of every nature, kind and description whatsoever excepting only: (i) all indebtedness of Maker in


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existence  on the  date  of this  Note  to  banks,  other  lending  institutions regularly engaged in the business of lending money or specialty finance companies and (ii) any indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for the indebtedness set forth in 6 (i) above, or any indebtedness arising from the satisfaction of said indebtedness by a guarantor.

         7. If any Event of Default occurs, the entire outstanding principal balance and all unpaid interest under this Note shall immediately become due and payable to Holder. Additionally, in the event of any default, Maker shall pay all reasonable attorneys' fees and court costs incurred by Holder in enforcing and collecting this Note.

         8. If this Note is accelerated pursuant to Section 8, then Holder shall have the option to increase the interest rate, as defined hereunder, to fifteen percent (15%) per annum (the "DEFAULT RATE"). The Default Rate shall accrue on the entire unpaid principal balance of this Note until paid commencing on the earlier of (a) the Maturity Date, or (b) three (3) days after the Maker's receipt of written notice of acceleration.

         9. Maker  hereby  waives and agrees not to assert or take  advantage of
(a) any defense that may arise by reason of the lack of authority of any other person or entity, or the failure of Holder to file or enforce a claim against the estate (either in bankruptcy, or any other proceeding) of said Maker; (b) any defense based upon failure of Holder to commence an action against Maker (other than a defense based on a statute of limitations); (c) any duty on the part of Holder to disclose to Maker any facts it may now or hereafter know regarding Maker; (d) demand for payment of any of the indebtedness or performance of any of the obligations hereby evidenced other than as set forth in Section 9; or (e) protest, or presentment and notice of dishonor or of default to Maker or to any other party with respect to the indebtedness.

         10. The terms of this Note shall be governed by and construed under the laws of the State of Maryland as applied to agreements among Maryland residents, made and to be performed entirely within the State of Maryland.

         11. Time is of the essence with respect to all of Maker's obligations and agreements under this Note.

         12. This Note and all provisions, conditions, promises and covenants hereof shall be binding in accordance with the terms hereof upon Maker, its successors and assigns. The obligations of Maker set forth herein shall not be assignable by Maker without Holder's prior written consent.

         13. All remedies conferred upon Holder by this Note or any other instrument or agreement connected herewith or related hereto shall be cumulative and none is exclusive, and such remedies may be exercised concurrently or consecutively at Holder's option, subject to applicable statutes of limitations.

         14. Any term of this Note may be amended or waived with the written consent of Maker and the Holder. The parties shall not by an act of omission or commission be deemed to waive any of their rights or remedies hereunder unless such waiver be in writing and signed by an authorized officer or representative of the party waiving such right and then only to the extent

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specifically set forth therein;  a waiver on one occasion shall not be construed as continuing or as a bar to or waiver of such right or remedy on any other occasion.

         15. The liability of Maker under this Note shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against any other person, nor against security or liens available to Holder, its successors, successors-in-title, endorsees or assigns. Maker waives any right to require that an action be brought against any other person or to require that resort be had to any security held by Holder.

         16. This Note may be prepaid in whole or in part without penalty at the Maker's option upon 10 days notice to the Holder.


                                 ESSEX CORPORATION



                                 By: /s/ Leonard E. Moodispaw
                                 ----------------------------------
                                     Leonard E. Moodispaw
                                     President and Chief Executive Officer